Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Pivotal Acquisition Corp. on Amendment No. 2 to Form S-4, (File No. 333-232238), of our report dated April 1, 2019, with respect to our audit of the financial statements of Pivotal Acquisition Corp. as of December 31, 2018 and for the period from August 2, 2018 (inception) through December 31, 2018, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

August 12, 2019